SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

HASTINGS MANUFACTURING COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

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HASTINGS MANUFACTURING COMPANY
325 North Hanover
Hastings, Michigan 49058
Telephone (269) 945-2491

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2003

To our shareholders:

     You are cordially invited to attend Hastings' annual meeting of shareholders at Hastings' headquarters located at 325 North Hanover, Hastings, Michigan, on Tuesday, May 20, 2003, at 9:00 a.m., local time. At the meeting, we will:

1.	elect three directors to three-year terms expiring in 2006 and elect one director to a one-year term expiring in 2004; and

2.	transact any other business that may properly come before the meeting and any adjournment of the meeting.

     You can vote at the meeting only if you were a shareholder of record at the close of business on March 25, 2003.

     Your attention is directed to the enclosed proxy statement and proxy card. The Annual Report of Hastings for the year ended December 31, 2002 is also enclosed. These documents are being mailed to Hastings' shareholders on and after April 14, 2003.

     YOUR VOTE IS IMPORTANT TO US. WE URGE YOU TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY CARD WILL NOT BE USED.

By order of the board of directors

/s/ Richard L. Zwiernikowski

Richard L. Zwiernikowski Secretary

April 14, 2003

HASTINGS MANUFACTURING COMPANY
325 North Hanover
Hastings, Michigan 49058
Telephone (269) 945-2491

ANNUAL MEETING OF SHAREHOLDERS
May 20, 2003

PROXY STATEMENT

Introduction

General

     This proxy statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by Hastings Manufacturing Company's board of directors for use at the 2003 annual meeting of shareholders, and any adjournment of the meeting.

     In this proxy statement, "we," "us," "our" and "Hastings" refer to Hastings Manufacturing Company, and "you" and "your" refer to Hastings shareholders.

Date, Time and Place

     You are cordially invited to attend the annual meeting of shareholders of Hastings. The annual meeting will be held at 9:00 a.m., local time, on Tuesday, May 20, 2003, at our headquarters, which are located at 325 North Hanover, Hastings, Michigan.

Mailing Date

     This proxy statement is being mailed to Hastings shareholders on and after April 14, 2003.

Purposes of the Meeting

     The purposes of the meeting are to consider and vote on:

•   the election of three directors to three-
     year terms ending in 2006 and the
     election of one director to a one-year
     term ending in 2004; and

•   such other business as may properly
     come before the meeting.

     Your board of directors recommends that you vote for all of the director nominees named in this proxy statement.

How to Vote Your Shares

     You may vote at the meeting if you were a shareholder of record of Hastings common stock on March 25, 2003. Each such shareholder is entitled to one vote per share on each matter presented for a shareholder vote at the meeting.

     As of March 25, 2003, there were 762,446 shares of Hastings common stock issued and outstanding.

     If you properly sign the enclosed proxy card and return it to us before the meeting, shares of Hastings common stock represented by that proxy card will be voted at the annual meeting and any adjournment of the annual meeting.

     If you specify a choice, the proxy card will be voted as you have specified. If you do not specify a choice, your shares will be voted (1) for the election of the director nominees named in this proxy statement and (2) with respect to any other matter that may properly come before the meeting, in accordance with the discretion of the individuals named as proxies on the proxy card. We do not know of any other matters to be presented at the meeting.

Revoking Your Proxy

     You may revoke your proxy at any time before it is voted at the annual meeting by:

•   giving written notice of revocation to
     the Secretary of Hastings at the address
     set forth at the top of page 1;

•   submitting a proxy card bearing a later
     date; or

•   attending the meeting and voting in
     person.

     Your attendance at the annual meeting will not, by itself, revoke your proxy.

"Street Name" Holders

     If you are not a shareholder of record of Hastings, but instead hold your shares in "street name," which means that your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your "broker," your broker must vote your shares in the manner you direct if you provide it with proper and timely voting instructions. Please check the voting forms and instructions provided by your broker or its agent. If you are a street name holder and want to change your vote, please contact your broker.

Quorum and Required Vote

     Quorum. The presence in person or by proxy of the holders of a majority of the outstanding shares of Hastings common stock is necessary to constitute a quorum. In determining the presence or absence of a quorum for the meeting, we will count as present and represented at the meeting all shares for which we receive a proxy or vote, including abstentions and shares represented by a broker non-vote on any matter.

     Required Vote for Election of Directors. Generally, a plurality of the shares voting is required to elect directors. This means that if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will be counted as not voted. These shares will be deducted from the total shares of which a plurality is required.

     Required Vote for Other Matters. We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares present or represented by proxy at the meeting and entitled to vote on the proposal are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of each proposal.

Election of Directors

Nominees for Election

     Nominees for Three-Year Terms. The board of directors has nominated the following three persons for election to the board of directors for three-year terms expiring at Hastings' annual meeting of shareholders in 2006, or until their respective successors are elected and qualified:

Mark R. S. Johnson
Dale W. Koop
Douglas A. DeCamp

     Nominee for One-Year Term. The board of directors has nominated the following person for election to the board of directors for a one-year term expiring at Hastings' annual meeting of shareholders in 2004, or until his successor is elected and qualified:

Christopher J. Fluke

     Each of the above nominees is currently a director of Hastings whose current term will expire at the 2003 annual meeting.

     Board Classifications. The board of directors appointed Mr. Fluke to the board in February 2003. Hastings' bylaws provide that any director that is appointed to fill a vacancy resulting from a change in the number of directors shall hold office until the next annual meeting of shareholders.

     Hastings' bylaws also provide that the board of directors is to be divided into three classes, with the number of directors in each class to be as nearly equal in number as possible. Because there were three directors in the class of directors whose terms will expire at the 2003 annual meeting of shareholders, but only two directors in each of the other two classes, the board decided that Mr. Fluke should stand for election to the class of directors whose terms will expire at the 2004 annual meeting of shareholders.

     Other Information. Each nominee is willing to be elected and serve as a director. However, if any or all of the nominees should become unable or unwilling to serve, which we do not contemplate, Hastings' incumbent board of directors may or may not select a substitute nominee or nominees.

     If a substitute nominee is selected, the shares represented by your proxy will be voted for the election of the substitute nominee, unless you give other instructions. If a substitute nominee is not selected, the shares represented by your proxy will be voted for the remaining nominees. No proxy will be voted for more than three nominees for terms ending in 2006 or more than one nominee for a term ending in 2004.

     The designated proxies intend to vote for the election of all of the nominees named above.

     Your board of directors recommends that you vote FOR all of the nominees.

     Biographical information for each nominee is set forth below under the heading "Directors and Executive Officers," beginning on page 8.

Ownership of Hastings Stock

     The board of directors has fixed the close of business on March 25, 2003 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting. At the close of business on March 25, 2003, there were 762,446 issued and outstanding shares of Hastings common stock.

Five-Percent Shareholders

     The following table sets forth information concerning the number of shares of Hastings common stock held by each person or other entity known to Hastings to have been the beneficial owner of more than five percent of Hastings' outstanding common stock as of March 25, 2003 (or any different dates that are set forth in the footnotes following the table):

Name and Address of Beneficial Owner of Common Stock	Amount of Beneficial Ownership	Nature of Beneficial Ownership	Percent of Class

The Johnson Family Group(1)	400,574 shares	Sole voting and dispositive power	51.4
c/o Stephen I. Johnson 907 West Madison Hastings, Michigan 49058	400,574 shares 400,574 shares	Shared voting or dispositive power Total beneficial ownership	51.4 51.4

Mark R. S. Johnson(2)	71,335 shares	Sole voting and dispositive power	9.2
c/o Hastings Mfg. Co. 325 North Hanover Hastings, Michigan 49058	159,882 shares 231,217 shares	Shared voting or dispositive power Total beneficial ownership	21.0 30.0

Andrew F. Johnson(3)	31,762 shares	Sole voting and dispositive power	4.1
c/o Hastings Mfg. Co. 325 North Hanover Hastings, Michigan 49058	196,153 shares 227,915 shares	Shared voting or dispositive power Total beneficial ownership	25.7 29.5

Stephen I. Johnson(4)	0 shares	Sole voting and dispositive power	0.0
907 West Madison Hastings, Michigan 49058	68,686 shares 68,686 shares	Shared voting or dispositive power Total beneficial ownership	9.0 9.0

Dimensional Fund	46,100 shares	Sole voting and dispositive power	6.1
Advisors Inc.(5)	0 shares	Shared voting or dispositive power	0.0
1299 Ocean Ave., 11th Floor Santa Monica, California 90401	46,100 shares	Total beneficial ownership	6.1

Amici Associates and	71,200 shares	Sole voting and dispositive power	9.3
The Collectors' Fund(6)	0 shares	Shared voting or dispositive power	0.0
100 Park Avenue New York, New York 10017	71,200 shares	Total beneficial ownership	9.3

___________________________________________

(1)     Based on information provided by members of the Stephen I. Johnson Family Group. On October 26, 1982, the Johnson Family Group filed a report on Schedule 13D with the Securities and Exchange Commission ("SEC") in connection with a tender offer that terminated in January 1983. The most recent amendment to the Johnson Family Group's Schedule 13D was Amendment No. 4, which was filed with the SEC on February 12, 2001. The Johnson Family Group consists primarily of family members and close relatives of Stephen I. Johnson. As indicated in footnotes 2, 3 and 4 below, the shares indicated as beneficially owned by Mark R. S. Johnson, Andrew F. Johnson and Stephen I. Johnson are also included in the amounts beneficially owned by the Johnson Family Group.

(2)     All of these shares are included in the shares held by the Johnson Family Group. In addition, the number of shares included in the row entitled "Sole voting and dispositive power" includes 9,600 shares that are subject to options held by Mr. Johnson that were exercisable on March 25, 2003 or that will become exercisable within 60 days after March 25, 2003. The number of shares included in the row entitled "Shared voting or dispositive power" includes (a) 158,532 shares owned by S&I Johnson Limited Partnership and (b) 1,350 shares that are owned by Mr. Johnson's spouse individually. SAMCO, Inc., of which Mr. Johnson is an officer and director, is the general partner of S&I Johnson Limited Partnership. A trust of which Mr. Johnson is co-trustee is the majority shareholder of SAMCO.

(3)     All of these shares are included in the shares held by the Johnson Family Group. In addition, the number of shares included in the row entitled "Sole voting and dispositive power" includes 8,400 shares that are subject to options held by Mr. Johnson that were exercisable on March 25, 2003 or that will become exercisable within 60 days after March 25, 2003. The number of shares included in the row entitled "Shared voting or dispositive power" includes (a) 158,532 shares owned by S&I Johnson Limited Partnership, (b) 5,621 shares owned by a trust of which Mr. Johnson's spouse is trustee, (c) 23,000 shares owned by a trust of which Mr. Johnson is co-trustee and (d) 9,000 shares owned by a trust of which Mr. Johnson is co-trustee. SAMCO, Inc., of which Mr. Johnson is an officer and director, is the general partner of S&I Johnson Limited Partnership. A trust of which Mr. Johnson is co-trustee is the majority shareholder of SAMCO.

(4)     The shares included in the row entitled "Shared voting or dispositive power" consist of shares held by trusts of which Mr. Johnson is a co-trustee. All of these shares are included in the shares held by the Johnson Family Group.

(5)     Based on information set forth in a report on Schedule 13G amendment dated February 3, 2003 and filed with the SEC on February 10, 2003. Dimensional Fund Advisors Inc., a registered investment advisor, indicated in this Schedule 13G that it is deemed to have beneficial ownership of 46,100 shares of common stock as of December 31, 2002, all of which shares are held in portfolios of four registered investment companies to which Dimensional provides investment advice, or in certain other investment vehicles for which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all these shares.

(6)     Based on information set forth in a report on Schedule 13D dated February 21, 1991, as amended on April 8, 1991 and December 6, 1995.

Stock Ownership by Management

     The following table shows the number of shares of Hastings common stock beneficially owned as of March 25, 2003 by each of Hastings' directors, nominees for director, each of the named executive officers (as defined in the Summary Compensation Table) and by all of Hastings' directors, nominees and executive officers as a group.

Name of Beneficial Owner	Amount of Beneficial Ownership	Nature of Beneficial Ownership	Percent of Class(1)

Mark R. S. Johnson (2)	71,335 shares	Sole voting and dispositive power	9.2
	159,882 shares 231,217 shares	Shared voting or dispositive power Total beneficial ownership	21.0 30.0

Andrew F. Johnson (3)	31,762 shares	Sole voting and dispositive power	4.1
	196,153 shares 227,915 shares	Shared voting or dispositive power Total beneficial ownership	25.7 29.5

William R. Cook	5,700 shares 400 shares 6,100 shares	Sole voting and dispositive power Shared voting or dispositive power Total beneficial ownership	* * *

Monty C. Bennett	7,760 shares 0 shares 7,760 shares	Sole voting and dispositive power Shared voting or dispositive power Total beneficial ownership	1.0 0.0 1.0

Dale W. Koop	6,680 shares 0 shares 6,680 shares	Sole voting and dispositive power Shared voting or dispositive power Total beneficial ownership	* * *

Neil A. Gardner	4,220 shares 0 shares 4,220 shares	Sole voting and dispositive power Shared voting or dispositive power Total beneficial ownership	* * *

Douglas A. DeCamp	11,100 shares 0 shares 11,100 shares	Sole voting and dispositive power Shared voting or dispositive power Total beneficial ownership	1.4 0.0 1.4

Christopher J. Fluke	0 shares 100 shares 100 shares	Sole voting and dispositive power Shared voting or dispositive power Total beneficial ownership	* * *

Thomas J. Bellgraph	7,260 shares 0 shares 7,260 shares	Sole voting and dispositive power Shared voting or dispositive power Total beneficial ownership	* * *

Tim P. Vehlewald	1,400 shares 0 shares 1,400 shares	Sole voting and dispositive power Shared voting or dispositive power Total beneficial ownership	* * *

All directors and executive officers as group (12 persons)	161,067 shares 198,003 shares 359,070 shares	Sole voting and dispositive power Shared voting or dispositive power Total beneficial ownership	19.7 26.0 43.9

_____________________

* = less than 1%.	(footnotes on following page)

(1)     The percentages set forth in this column were calculated on the basis of 762,446 shares of common stock outstanding as of March 25, 2003, plus shares of common stock subject to options held by the listed person and that were exercisable on March 25, 2003 or that will become exercisable within 60 days after March 25, 2003. Shares subject to such options are considered to be outstanding for purposes of this chart. The number of shares subject to such options for each listed person is set forth below:

Mark R. S. Johnson	9,600
Andrew F. Johnson	8,400
William R. Cook	4,100
Monty C. Bennett	4,800
Dale W. Koop	4,800
Neil A. Gardner	4,100
Douglas A. DeCamp	4,100
Christopher J. Fluke	0
Thomas J. Bellgraph	4,800
Tim P. Vehlewald	800
All directors and executive officers as a group (12 persons)	54,750

(2)	See footnote 2 to the preceding table for more information regarding Mark R. S. Johnson's stock ownership.

(3)	See footnote 3 to the preceding table for more information regarding Andrew F. Johnson's stock ownership.

Directors and Executive Officers

     The following table contains certain information concerning each director, nominee for director and executive officer, supplied by them as of December 31, 2002.

     Except as noted below, each person listed above has been engaged in the same principal occupation for more than five years. No director or nominee for director is the director of any company that has a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or that is subject to Section 15(d) of the Securities Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

     There are no family relationships (closer than first cousin) between any of the persons named below, except that Mark R. S. Johnson and Andrew F. Johnson are brothers.

Nominees to be Elected to Three-Year Terms Expiring in 2006

Mark R. S. Johnson (age 55)

Mark R. S. Johnson has been Hastings' Chairman of the Board and Chief Executive Officer since November 2001. From 1994 to November 2001, he was Hastings' Co-Chief Executive Officer and President--Marketing. He began his career with Hastings in 1971. He has been a director of Hastings since 1977.

Dale W. Koop (age 63)

Since May 2002, Mr. Koop has been the Vice President and co-owner of PattiLou, Inc., an automotive marketing and sales consulting firm in South Carolina. Mr. Koop retired as an officer and employee of Hastings effective December 31, 2001. He had been Hastings' Vice President of Engineering since 1982. He began his career with Hastings in 1966. He has been a director of Hastings since 1982.

Douglas A. DeCamp (age 65)

Mr. DeCamp has been the President and CEO of FHI, Inc. (formerly Flexfab, Inc.), a producer of high-performance, polymer-based components and systems, located in Hastings, Michigan, since 1984. He has been a director of Hastings since 1984.

Nominee to be Elected to One-Year Term Expiring in 2004

Christopher J. Fluke (age 44)

Mr. Fluke is a Certified Public Accountant and has been a partner of Walker, Fluke & Sheldon, PLC, an accounting firm located in Hastings, Michigan, since 1990. He is also a member of WF Properties, LLC, a real estate holding company, and Riverfront Financial Services, LLC, a financial services firm, both of which are located in Hastings, Michigan. He was appointed to Hastings' board of directors in February 2003.

Continuing Directors With Terms Expiring in 2004

Neil A. Gardner (age 56)

Mr. Gardner has been the Executive Vice President of Hastings City Bank, Hastings, Michigan, since 1976. He has been Vice President and Secretary of HCB Financial Corp., the parent company of Hastings City Bank, since 1986. He has been a director of Hastings since 1983.

Monty C. Bennett (age 65)	Mr. Bennett has been a Vice President of Hastings since November 2001. From 1986 to November 2001, he was Hastings' Vice President of Employee Relations. He also served as

Hastings' Secretary from 1982 to 2001. He began his career with Hastings in 1958. He has been a director of Hastings since 1982.

Continuing Directors With Terms Expiring in 2005

Andrew F. Johnson (age 54)

Andrew F. Johnson has been Hastings' President since November 2001. From 1994 to November 2001, he was Hastings' Co-Chief Executive Officer and President--Operations. He began his career with Hastings in 1973. He has been a director of Hastings since 1977.

William R. Cook (age 61)

Mr. Cook has been the Manager of Pidgas 11, LLC since 2002. From 1992 to 2002, Mr. Cook was the President of Pidgas, Inc., the predecessor to Pidgas 11, LLC. Pidgas is an investment and real estate holdings company located in Hastings, Michigan. Mr. Cook is also a co-owner of RMC, Inc., a private investment holding company. Mr. Cook has been a director of Hastings since 1977.

Executive Officers Who Are Not Directors

Thomas J. Bellgraph (age 51)

Mr. Bellgraph has been Hastings' Vice President of Corporate Administration since November 2001 and its Treasurer since 1986. From 1996 to November 2001, he served as Hastings' Vice President of Finance. He joined Hastings in 1979.

Tim P. Vehlewald (age 46)

Mr. Vehlewald has been Hastings' Vice President of Strategic Development since February 2002. From August 1996 to February 2002, he was president of ACL Automotive America, Inc., a distributor of automotive components.

Stephen G. Uhen (age 53)

Mr. Uhen has been Hastings' Vice President of Information Services since December 1997. He served as Hastings' Information Services Manager from November 1995 to December 1997, and as its Systems Programs Manager from 1988 to 1995.

Jeffrey P. Guenther (age 40)

Mr. Guenther has been Hastings' Vice President of Global Automotive Aftermarket since November 2001. From June 1998 to November 2001, he served as Hastings' Vice President of Marketing. He served as Hastings' Marketing and Sales Director from July 1997 through June 1998, and as its Marketing Coordinator from 1987 to 1997.

Board Committees

     Hastings' board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Strategic Planning Committee.

     Audit Committee. The following outside directors currently serve on the Audit Committee: William R. Cook (Chairman), Douglas A. DeCamp, Neil A. Gardner and Christopher J. Fluke, who joined the committee in February 2003. The Audit Committee's primary functions are to review and monitor the adequacy of corporate financial reporting, accounting systems and controls; to help ensure that Hastings prepares externally distributed financial statements that are complete, accurate and in accordance with generally accepted accounting principles; and to help ensure compliance with Hastings' internal policies, standards of business conduct and external regulatory requirements. The Audit Committee also discusses the results of the audit with the independent auditors. During 2002, the Audit Committee met two times.

     As required by SEC rules, the members of the Audit Committee have included in this proxy statement a report on their activities. See "Audit Committee Report," on page 19. Hastings' board of directors had adopted a written charter for the Audit Committee, a copy of which was attached as Appendix B to Hastings' 2000 proxy statement.

     Hastings believes that all of the members of the Audit Committee are "independent," as that term is defined in Section 121(A) of the American Stock Exchange's listing standards.

     Compensation Committee. The following outside directors currently serve on the Compensation Committee: William R. Cook (Chairman), Douglas A. DeCamp, Neil A. Gardner and Christopher J. Fluke, who joined the committee in February 2003. The Compensation Committee's primary function is to determine if director and officer compensation by Hastings is comparable to industry standards and to make appropriate recommendations to the board of directors regarding compensation. The Compensation Committee met one time in 2002.

     As required by SEC rules, the members of the Compensation Committee have included in this proxy statement a report on executive compensation. See "Compensation Committee Report on Executive Compensation," beginning on page 17.

     Strategic Planning Committee. The Strategic Planning Committee's function is to consider and develop strategic policies and proposals intended to enhance shareholder value in the long or short term and to make recommendations to the board of directors with respect to any such policy or proposal. The Strategic Planning Committee has discretionary authority to review and negotiate any sale or merger proposal received by Hastings and to make recommendations to the board of directors with respect to any such proposal. The members of the committee may only consist of members of the board of directors who are not and have not for a five-year period been officers or employees of Hastings. The current members of the Strategic Planning Committee are Neil A. Gardner (Chairman), William R. Cook, Douglas A. DeCamp and Christopher J. Fluke, who joined the committee in February 2003. The Strategic Planning Committee met one time in 2002.

Board Meetings

     During 2002, there were six meetings of the full board of directors. During 2002, all directors attended at least 75% of the total number of meetings of the board of directors and meetings of committees on which they served (during the periods that they served).

Compensation of Directors

     During 2002, all directors who were not full-time employees of Hastings were paid a fee of $700 for each regular or special meeting of the board of directors and $700 for each committee meeting that they attend. In 2003, these amounts were increased from $700 to $800. In addition, directors who are not full-time employees of Hastings receive an annual retainer fee of $4,000, payable in quarterly installments of $1,000. Directors who are full-

time employees of Hastings do not receive any of these fees or any additional compensation for attending board or committee meetings.

Shareholder Nominations of Directors

     Hastings' board of directors does not have a standing committee for nominating individuals for election as directors. Hastings' board of directors typically selects its nominees for election to the new board of directors at its first meeting each year in either January or February.

     The board will consider nominees recommended by shareholders, provided that such nominations are timely submitted in accordance with Hastings' bylaws. To be timely, nominations by shareholders should be submitted at least 120 days before an annual meeting of shareholders or, in the case of a special meeting at which directors will be elected, not more than seven days after the notice of such special meeting. All shareholder nominations should be in writing and state:

•   the name, age and business and
     residence addresses of the nominee;

•   his or her principal occupation or
     employment;

•   the number of shares of Hastings
     common stock that the nominee owns;

•   a statement that the nominee is willing
     to be nominated; and

•   all other information concerning the
     nominee that would be required under
     SEC rules in a proxy statement
     soliciting proxies for the election of that
     nominee.

Hastings' board of directors will not consider any nomination that does not provide this information.

Executive Compensation

Compensation Summary

     Compensation on an accrual basis during 2002, 2001 and 2000 for the Chief Executive Officer of Hastings and for the four most highly compensated executive officers, other than the Chief Executive Officer, who earned over $100,000 in salary and bonus in 2002 (the "named executive officers") is set forth, together with certain other information, in the following table. Hastings' executive officers are appointed annually by and serve at the pleasure of the board of directors.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation
				Awards
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards(1)	Securities Underlying Options	All Other Compensation(2)

Mark R. S. Johnson	2002	$235,000	$0	$10,500	1,800	$14,702
Chairman and Chief	2001	222,124	0	6,180	1,800	12,792
Executive Officer	2000	220,507	0	5,875	1,500	12,876

Andrew F. Johnson	2002	$225,000	$0	$7,000	1,200	$14,702
President	2001	222,124	0	4,120	1,200	12,792
	2000	220,507	0	5,875	1,500	12,876

Thomas J. Bellgraph	2002	$115,680	$0	$5,250	800	$8,019
Vice President of	2001	110,210	0	3,090	800	7,650
Corporate Administration	2000	109,407	0	3,525	800	7,666

Monty C. Bennett	2002	$109,800	$0	$5,250	800	$8,163
Vice President	2001	107,129	0	3,090	800	7,738
	2000	105,368	0	3,525	800	7,825

Tim P. Vehlewald	2002	$153,334	$0	$5,250	800	$5,799
Vice President of
Strategic Development

_________________________________________

(1)     The values of restricted stock awards reported in this column are calculated using the closing market price of common stock on the date of grant. As of the end of Hastings' 2002 fiscal year, each of the named executive officers held shares of restricted stock. Dividends are paid on shares of restricted stock at the same rate dividends are paid on common stock. The number of shares of restricted stock held by each named executive officer and the aggregate value of those shares at the end of Hastings' 2002 fiscal year (based on the closing price of common stock on December 31, 2002, which was $10.36 per share, and after giving effect to lapsed shares), without giving effect to the diminution of value attributable to the restrictions on the stock, are set forth below:
	Number of Shares	Aggregate Value

Mark R. S. Johnson	4,920	$ 50,971
Andrew F. Johnson	4,200	43,512
Thomas J. Bellgraph	2,460	25,486
Monty C. Bennett	2,760	28,594
Tim P. Vehlewald	600	6,216

     See "Compensation Committee Report on Executive Compensation--Restricted Stock Plan" on page 18 for information concerning the vesting of shares awarded under the Restricted Stock Plan. Performance goals under the Restricted Stock Plan were not met in 2002.

(2)     All other compensation includes: (a) company matching contributions under the Hastings Savings Plan and (b) company profit-sharing contributions to the Hastings Savings Plan. See "Deferred Compensation" on page 14. The amounts included for each factor in 2002 are:

	(a)	(b)

Mark R. S. Johnson	$4,400	$10,302
Andrew F. Johnson	4,400	10,302
Thomas J. Bellgraph	2,776	5,243
Monty C. Bennett	2,640	5,523
Tim P. Vehlewald	2,453	3,346

Stock Options

     Hastings' Stock Option and Restricted Stock Plan of 1997 provides that stock options, restricted stock and tax benefit rights may be granted or awarded under the plan to corporate and subsidiary directors, officers and key employees of Hastings with respect to 76,000 shares of Hastings common stock. The following tables set forth certain information concerning stock options granted under the option plan to the named executive officers during 2002 and the options held by them at year-end.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%

Mark R. S. Johnson	1,800	20.9%	$ 8.75	12/09/2012	$ 9,905	$25,102
Andrew F. Johnson	1,200	14.0%	$ 8.75	12/09/2012	$ 6,604	$16,735
Thomas J. Bellgraph	800	9.3%	$ 8.75	12/09/2012	$ 4,403	$11,157
Monty C. Bennett	800	9.3%	$ 8.75	12/09/2012	$ 4,403	$11,157
Tim P. Vehlewald	800	9.3%	$ 8.75	12/09/2012	$ 4,403	$11,157

_____________________________________

(1)

Options to purchase shares of Hastings common stock are immediately exercisable and may be exercised over a 10-year period. All of the options shown in the above table have exercise prices that are equal to the fair market value of Hastings common stock on the date of grant. Options terminate, subject to certain limited exercise provisions, in the event of death or termination of employment or directorship.

(2)	The percentages in this column were based on options to purchase a total of 8,600 shares of common stock granted in 2002, which excludes 3,200 shares granted to non-employee directors.

FISCAL YEAR-END OPTION VALUES(1)

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Mark R. S. Johnson	9,600	0	$20,106	--
Andrew F. Johnson	8,400	0	$16,014	--
Thomas J. Bellgraph	4,800	0	$9,632	--
Monty C. Bennett	4,800	0	$9,632	--
Tim P. Vehlewald	800	0	$1,288	--

________________________

(1)     None of the above-named persons exercised any options during 2002.

(2)     Options are considered "in the money" if their exercise prices were lower than the market value of Hastings common stock as of December 31, 2002 ($10.36 per share).

Deferred Compensation

     In 1986, Hastings adopted a defined contribution 401(k) profit-sharing plan known as the Hastings Savings Plan. This plan is administered by Hastings and is available to all salaried employees. Individual accounts are maintained for contributions made on behalf of each employee and each employee has a choice of investment options as to the balance in his or her account. There are four types of contributions to the plan:

•   subject to maximum limits established
     by law, an employee can make a
     voluntary contribution of a portion of
     his or her compensation, which is
     deducted by Hastings from the
     employee's normal compensation;

•   Hastings makes matching contributions
     equal to 40 percent of the amount of an
     employee's voluntary contribution, but
     only on the first 6 percent of an
     employee's compensation;

•   annually, from net profits, Hastings
     contributes for each employee an
     amount equal to 3 percent of the
     employee's compensation, plus 1

     percent of the employee's compensation
     in excess of 25 percent of the social
     security wage base, plus 2 percent of the
     employee's compensation in excess of
     75 percent of the social security wage
     base; and

•   Hastings may make discretionary
     contributions, from net profits, which
     are allocated among plan participants
     based on the employee's annual
     compensation compared to total annual
     compensation of all employees.

     Benefits are payable at age 65 (normal retirement) or upon total disability, death or early employment termination. There are vesting requirements for Hastings' profit-sharing and discretionary contributions, but not for an employee's voluntary or Hastings' matching contributions. For employees who became participants prior to January 1, 1989, the vesting schedule is 40 percent vesting after 4 years of service, with 100 percent vesting after 5 years of service. For employees who became participants on or after January 1, 1989, the vesting schedule is 100 percent after 5 years of service.

Stock Performance

     The following graph compares the cumulative total shareholder return on Hastings common stock to the American Stock Market (AMEX) Market Index and a peer group index. The AMEX Market Index is a broad equity market index published by the American Stock Exchange. The peer group index is based upon the cumulative total shareholder return on the common stock of the companies in the automotive parts and accessories industry that are listed in footnote 1 on page 16.

     The returns of each member of the peer group are weighted according to the respective issuer stock market capitalization at the beginning of each period for which a return is indicated. Both indices assume dividend reinvestment. Cumulative total return is measured by dividing (1) the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period, by (2) the share price at the beginning of the measurement period.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN

(Assumes $100 invested on December 31, 1997 and reinvestment of dividends)

     The table below shows dollar values for cumulative total shareholder return plotted in the graph above as of December 31 for each of the following years.

	1997	1998	1999	2000	2001	2002
Hastings	$100.00	$88.82	$42.14	$27.95	$27.48	$55.82
AMEX Market Index	100.00	98.64	122.98	121.47	115.87	111.25
Peer Group Index(1)	100.00	102.04	86.44	69.54	87.76	78.26

______________________

(1)     The companies used to create the Peer Group Index are those included in the Media General Financial Services, Inc. Industry Group 333, which consists of publicly traded companies that manufacture motor vehicle parts and accessories, but do not engage in manufacturing complete car bodies. The following companies are currently included in this Industry Group:

Advanced Engine Technologies,
   Inc.
Aftermarket Technology Corp.
American Axle &
   Manufacturing Holdings, Inc.
Amerigon Incorporated
ArvinMeritor, Inc.
Autocarbon, Inc.
Autoliv, Inc.
BorgWarner Inc.
Champion Parts, Inc.
CLARCOR Inc.
Clarion Technologies, Inc.
Collins & Aikman Corporation
Collins Industries, Inc.
Consulier Engineering, Inc.
Cycle Country Accessories Corp.
Dana Corporation
Decoma International, Inc.
Delphi Automotive Systems
   Corporation
Desc, S.A. de C.V.
Earl Scheib, Inc.
Eaton Corporation
Edelbrock Corporation
Exhaust Technologies, Inc.

Federal-Mogul Corporation
Gentek, Inc.
Gentex Corporation
Glas-Aire Industries Group Ltd.
Hastings Manufacturing Company
IMPCO Technologies, Inc.
Intier Automotive Inc.
Johnson Controls, Inc.
Lear Corporation
Liteglow Industries, Inc.
Magna International Inc.
McLaren Performance Technologies,
   Inc.
Milemarker International, Inc.
Modine Manufacturing Company
Noble International, Ltd.
Orbital Engine Corporation, Ltd.
Power Technology, Inc.
Puradyn Filter Technologies
   Incorporated
Quantum Fuel Systems Technologies
   Worldwide, Inc.
R&B, Inc.
Regency Affiliates, Inc.
Sense Technologies Inc.
Sports Resorts International, Inc.

SPX Corporation
Standard Motor Products, Inc.
Stoneridge, Inc.
Strattec Security Corporation
Superior Industries International, Inc.
Tayco Developments, Inc.
Tenneco Automotive Inc.
Tesma International Incorporated
T.J.T., Inc.
Torvec, Inc.
Transpro, Inc.
TRW Inc.
Turbodyne Technologies, Inc.
Vector Holdings Corporation
Visteon Corporation
Wabtec Corporation
Wescast Industries, Inc.
Williams Controls, Inc.

     Shareholders may obtain more information about Media General Financial Services, Inc. Industry Group 333 by visiting Media General Financial Services' website at www.mgfs.com. The following companies were included in this Industry Group last year, but are not included this year: Donnelly Corporation; Skynet Telematics.com, Inc.; and Universal Mfg. Co. The following companies were not included in this Industry Group last year but were added this year: Autocarbon, Inc.; Cycle Country Accessories Corp.; Exhaust Technologies, Inc.; Quantum Fuel Systems Technologies Worldwide, Inc.; and Turbodyne Technologies, Inc.

Compensation Committee Report on Executive Compensation

     Hastings' executive compensation policy is formulated and recommended to the board by the Compensation Committee of the board of directors. The Compensation Committee also administers Hastings' compensation plans. The Compensation Committee evaluates annual salaries and incentive compensation plans for the executive officers and recommends the salaries and compensation to the board. The board of directors makes the final decision on whether to adopt the Compensation Committee's recommendations.

Compensation Policies For Executive Officers

     The Compensation Committee's executive compensation philosophy is intended to:

•   provide competitive levels of
     compensation;

•   "tie" or "couple" officers' compensation
     with the achievement of Hastings'
     performance objectives;

•   reward good corporate performance;

•   recognize individual achievement; and

•   allow Hastings to attract and retain
     qualified executive officers.

     The Compensation Committee's compensation policy is that a significant portion of each executive officer's annual compensation must relate to, and be contingent upon, Hastings' performance. The Compensation Committee believes that this policy enhances shareholder value by rewarding executive officers for Hastings' profitable growth.

     Compensation for executive officers is comprised of three primary components:

•   base salary;

•   an annual incentive bonus; and

•   restricted stock awards and/or stock
     option grants.

Executive officers also receive various fringe benefits that are offered to other employees, including health and life insurance benefits and company contributions to their Hastings Savings Plan accounts. See "Deferred Compensation" on page 14.

     Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain executive officers. Hastings has examined its executive compensation policies in light of Section 162(m) and will continue to assess the impact of Section 162(m) and take action to assure that appropriate levels of deductibility are maintained. We do not expect that any portion of Hastings' deduction for employee remunerations will be disallowed in 2002 or 2003.

Base Salary

     Hastings seeks to attract and retain executives by providing base salaries that are generally competitive with salaries paid for comparable positions with companies of similar general type and size in the marketplace. Hastings obtains comparable salary information through various surveys. The skill and experience required by the position, job performance, accountability, length of service and current economic conditions also affect what an officer earns as a base salary.

     In general, the Compensation Committee reviews the base salary of executive officers (including the CEO) on an annual basis. Annual salary adjustments are determined by evaluating comparable salaries for executives at other companies, the job performance of the officer and any increase in responsibilities of the officer.

Annual Cash Incentive Bonus

     Hastings' executive officers may receive an annual cash incentive bonus that is based on Hastings' operating performance and consolidated net income before income tax expense.

Stock Option and Restricted Stock Plan of 1997

     Hastings' stock option plan provides that stock options, restricted stock and tax benefit rights may be granted or awarded under the plan to corporate and subsidiary directors, officers and key employees of Hastings with respect to 76,000 shares of Hastings' common stock. The Compensation Committee believes that the stock option plan helps to align the interests of Hastings' executive officers and key employees with those of Hastings and its shareholders. This is because awards under the stock option plan become more valuable as Hastings' stock price increases.

     The stock option plan is administered by the Compensation Committee, which makes recommendations to the board of directors as to the participants who should receive incentive awards under the plan, the number of options or other incentive awards that should be awarded, the terms of each grant, and other determinations necessary under the plan. Thus far, the Compensation Committee has made these determinations six times, in December 1997, 1998, 1999, 2000, 2001 and 2002. The committee intends to continue making its determinations on an annual basis. In making its determinations, the committee will consider, among other things, company performance and individual participant achievement during the year.

Restricted Stock Plan

     Hastings also provides executive officers and certain other key employees with incentives to increase Hastings' long-term profitability by a restricted stock plan that was established in 1990. Like the stock option plan, the Compensation Committee believes that the restricted stock plan helps to align the interests of Hastings' executive officers and key employees with those of Hastings and its shareholders by encouraging and promoting stock ownership by management. The Compensation Committee believes that the restricted stock plan help improve long-term performance for Hastings and its shareholders. Hastings currently has no target ownership level for equity holdings by officers or directors.

     The restricted stock plan is administered by the Compensation Committee, which consists of outside directors who are not eligible to participate in the restricted stock plan. Every award of Hastings common stock under the restricted stock plan is subject to two types of restriction. The first restriction requires the continuation of employment for five years (except in the case of retirement with prior approval, death or disability); otherwise, the recipient forfeits the unvested portion of any restricted stock held by him or her. Second, a portion of each award of restricted stock is also tied to achievement of certain performance goals established by the Compensation Committee. The performance goals may be company-wide, subsidiary-wide or division-wide or tailored to the individual recipient. The performance goals have generally been based on the annual net income per share performance of Hastings or the ratio of pre-tax income to net sales.

     If Hastings (or the individual, if applicable) meets or exceeds the performance goals for a particular year, then the recipient will become the owner of 20% of his or her restricted stock award (i.e., 20% of the restricted stock award vests and is no longer subject to forfeiture regardless of whether the individual continues employment with Hastings or its subsidiaries. If Hastings (or the individual, if applicable) fails to meet the performance goals, then the recipient will forfeit all interest in 20% of his or her restricted stock award. In other words, as long as Hastings (or the individual, if applicable) meets the performance goals, then the recipient may keep the shares of stock awarded to him or her under the plan.

     All recommendations of the Compensation Committee relating to 2002 compensation were unanimously approved by the board of directors without modification.

Respectfully submitted,

William R. Cook
Douglas A. DeCamp
Neil A. Gardner
Christopher J. Fluke

Audit Committee Report

     On behalf of the board of directors, the Audit Committee reviews and supervises Hastings' procedures for recording and reporting the financial results of its operations. Hastings' management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. As part of its supervisory duties, the Audit Committee has reviewed Hastings' audited financial statements for the year ended December 31, 2002 and has discussed those financial statements with Hastings' management.

     The Audit Committee has also discussed with Hastings' independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the judgments of the independent auditors concerning the quality of Hastings' accounting principles and such other matters that are required under generally accepted auditing standards to be discussed with the independent auditors.

     In addition, the Audit Committee has received from the independent auditors the written disclosures required by the Independence Standards Board, has discussed their independence from Hastings and Hastings' management with them, and has considered the compatibility of non-audit services with their independence.

     After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to Hastings' board of directors that the audited financial statements for the year ended December 31, 2002 be included in Hastings' Annual Report on Form 10-K for the year then ended to be filed with the SEC.

Respectfully submitted,

William R. Cook
Neil A. Gardner
Douglas A. DeCamp
Christopher J. Fluke

Other Matters

Compensation Committee Interlocks and Insider Participation

     The following directors were members of the Compensation Committee during 2002: William R. Cook, Douglas A. DeCamp and Neil A. Gardner. During 2002, Andrew F. Johnson, President of Hastings, served as a director of Hastings City Bank and HCB Financial Corp., of both of which Neil A. Gardner is an executive officer.

Independent Auditors

     The board of directors has selected the firm of BDO Seidman, LLP, Grand Rapids, Michigan, as independent auditors to audit the consolidated financial statements of Hastings and its subsidiaries for the fiscal year ending December 31, 2003. BDO Seidman has served as independent auditors for Hastings since 1971 and has audited Hastings' financial statements for the year ended December 31, 2002. A representative of BDO Seidman is expected to be present at the annual meeting. The representative will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from shareholders.

     Audit Fees. BDO Seidman billed Hastings $149,847 for its professional services rendered and out-of-pocket expenses incurred in connection with the audit of Hastings' financial statements for the year ended December 31, 2002, and for reviews of the quarterly financial statements included in Hastings' Forms 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

     Financial Information Systems Design and Implementation Fees. No related fees were billed by BDO Seidman during 2002.

     All Other Fees. BDO Seidman billed Hastings $35,190 during 2002 for services rendered and out-of-pocket expenses incurred in connection with services other than those described above. These fees primarily relate to the preparation of Hastings' tax returns and the audit of its benefit plans.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act requires Hastings' directors and officers and individuals who beneficially own more than 10 percent of the outstanding shares of Hastings' common stock to file reports with the SEC concerning their beneficial ownership and changes in their ownership of shares of Hastings' common stock. These persons are required by SEC regulations to furnish to Hastings copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such reports received by it or written representations from certain reporting persons that no Forms 5 were required for those persons, Hastings believes that, from January 1 through December 31, 2002, all Section 16 reporting and filing requirements were fulfilled, except the following. Mr. Andrew Johnson was late in filing a Form 4 to report that he had become successor co-trustee to his deceased father-in-law's living trust and the co-trustee of his mother-in-law's living trust, both of which trusts hold shares of Hastings common stock.

Shareholder Proposals

     To be considered timely, all shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2004, whether or not intended for inclusion in Hastings' proxy statement and form of proxy relating to that meeting, must be received by Hastings not later than December 16, 2003. Shareholder proposals intended for consideration for inclusion in Hastings' proxy statement and form of proxy relating to that meeting should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. All shareholder proposals should be addressed to the attention of Hastings' Secretary, Hastings Manufacturing Company, 325 North Hanover, Hastings, Michigan 49058.

Other Business

     Hastings' board of directors is not aware of any other matters that may be presented to the shareholders for formal action at the annual meeting. If, however, any other matters properly come before the meeting or any adjournment of the meeting, the persons named as proxies in the enclosed proxy card intend to vote proxies in accordance with their best judgment on such matters.

Solicitation of Proxies

     Hastings will bear the cost of soliciting proxies and delivering proxy materials to shareholders. Hastings will initially solicit proxies by mail. Directors, officers and employees of Hastings may solicit, without additional compensation, proxies in person or by

By Order of the Board of Directors

/s/ Richard L. Zwiernikowski

Richard L. Zwiernikowski
Secretary

telephone, fax or oral communication. In addition, banks, brokerage firms and other custodians, nominees and fiduciaries may communicate with and forward soliciting materials to beneficial owners of shares held by them to obtain authorization for execution of proxies and may be reimbursed by Hastings for reasonable expenses incurred in sending proxy materials to those beneficial holders.

Please Vote Your Shares

     It is important that your shares be represented at the meeting. To assure that your shares are represented, please complete, date, sign and promptly return your proxy card in the enclosed postage prepaid envelope.

PROXY	PROXY

Hastings Manufacturing Company
325 North Hanover
Hastings, Michigan 49058
Telephone (269) 945-2491

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned shareholder hereby appoints Richard L. Zwiernikowski and Andrew F. Johnson, and each of them, each with full power of substitution, proxies to represent the shareholder listed on the reverse side of this Proxy and to vote all shares of Common Stock of Hastings Manufacturing Company that the shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders to be held at the principal office of Hastings Manufacturing Company in the City of Hastings, Michigan, on Tuesday, May 20, 2003, at 9 a.m. local time, and any adjournment of that meeting.

     If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for the election of all director nominees named on this Proxy. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)

HASTINGS MANUFACTURING COMPANY

ELECTION OF DIRECTORS: Nominees: Mark R. S. Johnson, Dale W. Koop and Douglas A. DeCamp for terms ending in 2006 and Christopher J. Fluke for a term ending in 2004	For All	Withhold All	For All Except Those Indicated*

*(INSTRUCTION: To withhold authority to vote for any individual nominee, strike through that nominee's name above)	☐	☐	☐

Your board of directors recommends that you vote "FOR" all nominees.

If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting of Shareholders, each Proxy may be voted for any substitute nominee designated by the present board of directors. If no specification is made, the shares represented by this Proxy will be voted for election of the nominees named above. Further, the proxies named herein shall have discretionary authority to vote on other matters, not presently known, that may come before the meeting or any adjournments thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 14, 2003.

Dated: , 2003	X

X
Signature of Shareholder(s)

IMPORTANT -- Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder should sign.